As filed with the Securities and Exchange Commission on December 14, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRILOGY INTERNATIONAL PARTNERS INC.

(Exact name of registrant as specified in its charter)

British Columbia	98-1361786
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

155 108th Avenue NE, Suite 400
Bellevue, Washington 98004
(425) 458-5900
(Address of Principal Executive Offices)

Trilogy International Partners Inc. Restricted Share Unit Plan
Trilogy International Partners Inc. Deferred Share Unit Plan
(Full title of the plan)

Friedman Kaplan Seiler & Adelman LLP
7 Times Square, 28th Floor
New York, NY 10036
Telephone: (212) 833-1100
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Gregg S. Lerner Friedman Kaplan Seiler & Adelman LLP 7 Times Square New York, NY 10036 (212) 833-1100	Scott Morris Senior Vice President, General Counsel and Secretary Trilogy International Partners Inc. 155 108th Avenue NE, Suite 400 Bellevue, Washington 98004 (425) 458-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, no par value	2,500,000(2)	$1.09(3)	$2,725,000 (3)	$297.30

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may become issuable as a result of stock splits, stock dividends, recapitalizations or other similar transactions effected without the receipt of consideration that results in an increase in the number of common shares of Trilogy International Partners Inc. ( the “Common Shares”) in accordance with the provisions of the Trilogy International Partners Inc. Restricted Share Unit Plan (the “RSU Plan”) or the Trilogy International Partners Inc. Deferred Share Unit Plan (the “DSU Plan”), as the case may be.

(2)	Represents (i) an additional 1,500,000 Common Shares issuable under the RSU Plan and (ii) 1,000,000 Common Shares issuable under the DSU Plan.

(3)	Estimated in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Registrant’s Common Shares reported on the Toronto Stock Exchange on December 9, 2020 (which was C$1.40 per share), converted into U.S. dollars using an exchange rate of C$1.00 = US$0.7811, which exchange rate was the Bank of Canada daily exchange rate on December 9, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the Common Shares issuable under the (i) Trilogy International Partners Inc. Restricted Share Unit Plan (the “RSU Plan”) upon settlement of restricted share units (“RSUs”) awarded to participants under the RSU Plan and (ii) Trilogy International Partners Inc. Deferred Share Unit Plan (the “DSU Plan”) upon settlement of deferred share units (“DSUs”) awarded to participants under the DSU Plan.

Pursuant to the terms of the RSU Plan, the maximum number of RSUs that may be outstanding under the RSU Plan from time to time is a variable number equal to 7.5% of the issued and outstanding “Equity Interests” of the Registrant from time to time. Pursuant to the terms of the DSU Plan, the maximum number of DSUs that may be reserved for issuance under the DSU Plan is a variable number equal to 1.25% of the issued and outstanding “Equity Interests” of the Registrant. “Equity Interests” means the issued and outstanding Common Shares and the Class C Units of the Registrant’s subsidiary, Trilogy International Partners LLC.

Pursuant to the terms of the RSU Plan and the DSU Plan, the maximum number of Common Shares issuable to Insiders (as defined in the Plans) under the Plans and under any other Security Based Compensation Arrangement (as defined in Section 613(b) of the Toronto Stock Exchange Company Manual) of the Registrant may not, at any time, exceed 10% of the total number of outstanding Equity Interests.

As of December 14, 2020, the aggregate number of RSUs available for issuance under the RSU Plan is 3,077,424, representing 7.5% of the outstanding Equity Interests at that date less the 3,339,036 RSUs previously issued and currently outstanding under the RSU Plan. 1,407,032 Common Shares have been issued under the RSU Plan in respect of the settlement of RSUs that were previously issued and are no longer outstanding. The Registrant previously registered 6,256,726 Common Shares under the Registration Statement on Form S-8 (Reg. No. 333-218631) filed on June 8, 2017, which Common Shares are issuable pursuant to the RSU Plan.

As of December 14, 2020, the aggregate number of DSUs available for issuance under the DSU Plan is 591,754, representing 1.25% of the issued and outstanding Equity Interests at that date less the 477,656 DSUs previously issued and currently outstanding under the DSU Plan.

All of the Common Shares covered by settled or paid-out (including for cash), expired, forfeited, surrendered, cancelled or otherwise terminated RSUs will automatically become available Common Shares for the purposes of RSUs that may be subsequently granted under the RSU Plan. All of the Common Shares covered by settled or redeemed (including for cash), expired, forfeited, surrendered, cancelled or otherwise terminated DSUs will automatically become available Common Shares for the purposes of DSUs that may be subsequently granted under the DSU Plan.

The 2,500,000 Common Shares being registered under this Registration Statement are the (i) additional 1,500,000 Common Shares issuable under the RSU Plan and (ii) 1,000,000 Common Shares issuable under the DSU Plan.

All references in this Registration Statement to “dollars” or “$” are to United States dollars, and all references to “C$” are to Canadian dollars.

Part I

Item	1. Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the RSU Plan and the DSU Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item	2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part 1 is included in documents delivered to participants in the RSU Plan and the DSU Plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

Part II

Item	3. Incorporation of Documents by Reference.

The following documents are hereby incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 20-F filed with the Commission on March 24, 2020;

(b)	The Registrant’s Reports of Foreign Private Issuer on Form 6-K, furnished to the Commission on the following dates: April 29, 2020 (but only as to Exhibit 99.1), May 11, 2020 (but only as to Exhibits 99.1 and 99.2), August 11, 2020 (but only as to Exhibits 99.1 and 99.2), October 22, 2020, and November 10, 2020 (but only as to Exhibits 99.1 and 99.2); and

(c)	The description of the Registrant’s Common Shares contained in Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2016, filed with the Commission on March 27, 2017, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and reports on Form 6-K furnished by the Registrant which indicate on their cover pages that they are incorporated herein by reference, in each case, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents. Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference amends, modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item	4. Description of Securities.

Not Applicable.

Item	5. Interests of Named Experts and Counsel.

None.

Item	6. Indemnification of Directors and Officers.

Business Corporations Act

The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

•	indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

•	after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party,” in relation to a company, means an individual who:

•	is or was a director or officer of the company;

•	is or was a director or officer of another corporation

o	at a time when the corporation is or was an affiliate of the company, or

o	at the request of the company; or

•	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an above-described order; or

•	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant; Indemnification Agreement; Insurance

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director or former director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable. Pursuant to the Registrant’s articles, each director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Registrant may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director or officer of the Registrant to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant has entered into indemnification agreements (“Indemnification Agreements”) with certain of its officers and its directors, pursuant to which it is obligated to indemnify and hold harmless such persons against all costs, charges, and expenses, including any amounts paid to settle actions or satisfy judgments, reasonably incurred by them in respect of any civil, criminal, administrative, investigative, or other proceeding to which they are made a party by reason of being or having been an officer or director. However, such indemnification obligations arise only to the extent that the party seeking indemnification was acting honestly and in good faith with a view to the Registrant’s best interests, and, in the case of criminal or administrative actions or proceedings enforced by monetary penalties, that such person had reasonable grounds for believing that his or her conduct was lawful. Under these Indemnification Agreements, the Registrant may, in accordance with the provisions of the BCBCA, advance to the indemnified parties the expenses incurred in defending any such actions or proceedings, but if the officer or director does not meet the conditions to qualify for indemnification, such amounts shall be repaid.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of directors and officers and certain other eligible persons. The Registrant has in place directors’ and officers’ liability insurance coverage to insure the directors and officers of the Registrant against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Reference is made to Item 9 for the undertakings of the Registrant with respect to indemnification for liabilities under the Securities Act.

Item	7. Exemption from Registration Claimed.

Not Applicable.

Item	8. Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item	9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 14, 2020.

TRILOGY INTERNATIONAL PARTNERS INC.

By:	/s/ Erik Mickels
Name:	Erik Mickels
Title:	Senior Vice President and Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Erik Mickels and Scott Morris, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and revocation for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), exhibits, and other documents in connection with this Registration Statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Commission, granting unto each of said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley J. Horwitz	Chief Executive Officer and Director	December 14, 2020
Bradley J. Horwitz	(Principal Executive Officer)

/s/ Erik Mickels	Senior Vice President and Chief Financial	December 14, 2020
Erik Mickels	Officer (Principal Financial Officer and
Principal Accounting Officer)

/s/ John W. Stanton	Director	December 14, 2020
John W. Stanton

/s/ Theresa Gillespie	Director	December 14, 2020
Theresa Gillespie

/s/ Alan D. Horn	Director	December 14, 2020
Alan D. Horn

/s/ Mark Kroloff	Director	December 14, 2020
Mark Kroloff

/s/ Nadir Mohamed	Director	December 14 , 2020
Nadir Mohamed

/s/ Reza Satchu	Director	December 14, 2020
Reza Satchu

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has signed this Registration Statement in such capacity as the duly authorized representative of the Registrant in the United States, in the City of Bellevue, State of Washington, on December 14, 2020.

TRILOGY INTERNATIONAL PARTNERS LLC (Authorized Representative in the United States)

By:	/s/ Erik Mickels
Name:	Erik Mickels
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Articles of Trilogy International Partners Inc. (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K (file No. 000-55716), furnished to the Commission on February 22, 2017)

4.2	Trilogy International Partners Inc. Restricted Share Unit Plan, as amended on June 8 , 2017, effective February 7, 2017 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-218631) filed with the Commission on June 8, 2017)

4.3	Trilogy International Partners Inc. Deferred Share Unit Plan, as amended on May 10, 2019, effective March 26, 2019

5.1	Opinion of Blake, Cassels & Graydon LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included in signature page)